Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2004 Stock Incentive Plan of Inhibitex, Inc. of our reports dated March 15, 2007, with respect to the financial statements of Inhibitex, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Inhibitex, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inhibitex, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
November 13, 2007